EXHIBIT 4.5

A&P-PATHMARK AMENDED AND RESTATED
2000 NON-EMPLOYEE DIRECTORS EQUITY PLAN

1.      Purpose

     The purpose of the A&P-Pathmark Amended and Restated 2000 Non-Employee Directors Equity Plan (the “Plan”) is to promote the long-term growth and financial success of the Company by attracting, motivating and retaining non-employee directors of outstanding ability and assisting the Company in promoting a greater identity of interest between the Company’s non-employee directors and its stockholders.

2.      Definitions

     For purposes of the Plan, the following terms shall be defined as follows:

      “Annual Meeting” means the annual meeting of the Company’s stockholders.

      “Board” means the Board of Directors of the Company.

     “Change in Control” shall mean any of the following:

     (i)      the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the Common Stock then outstanding, but shall not include any such acquisition by any employee benefit plan of the Company, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan; any Person (other than any of Fidelity Management & Research Company or Fidelity Management Trust Company or by any fund or account associated with either Fidelity Management & Research Company or Fidelity Management Trust Company) who as of September 19, 2000 was the beneficial owner of 15% or more of the shares of Common Stock outstanding on such date unless and until such Person, together with all Affiliates of such Person, becomes the beneficial owner of 35% or more of the shares of Common Stock then outstanding whereupon a Change in Control shall be deemed to have occurred;

     (ii)     consummation after approval by the shareholders of Pathmark of either (A) a plan of complete liquidation or dissolution of Pathmark or (B) a merger, amalgamation or consolidation of Pathmark with any other corporation, the issuance of voting securities of Pathmark in connection with a merger or consolidation of Pathmark or sale or other disposition of all or substantially all of the assets of Pathmark or the acquisition of assets of another corporation, other than, for purposes of Section 7(b)(i) hereof, a merger, amalgamation or consolidation with, or sale or other disposition of assets to or acquisition of assets of Yucaipa (each, a “Business Combination”), unless, in each case of a Business

Combination, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock and 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of Pathmark’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Common Stock; or

     (iii)      the individuals who, as of September 19, 2000, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended (other than any subsequently elected members whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board), cease for any reason to constitute at least a majority of such Board.

     For purposes of the above definition of Change in Control only, the following defined terms shall apply:

     “Affiliate” means, with respect to any Person, any other entity which (i) is a Subsidiary of such Person, (ii) is, directly or indirectly, under common control with such Person, or (iii) is, directly or indirectly, controlling such Person.

     “Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an entity owned, directly or indirectly, by the shareholders of Pathmark in substantially the same proportions as their ownership of stock of Pathmark, or, for purposes of Section 7(b)(i) hereof, (v) Yucaipa.

     “Subsidiary” means with respect to any Person, any entity of which: if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such Person or by one or more Affiliates of such Person, and if a partnership, association, limited liability company or other entity, a majority of the partnership, membership or other similar ownership interest thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such Person or by one or more Affiliates of such Person.

* * * *

     “Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations (including any proposed regulations) thereunder.

     “Common Stock” means the Common Stock of the Company, par value $.01 per share, or such other class or kind of shares or other securities as may be applicable under Section 12 below.

     “Company” means, individually and collectively, The Great Atlantic & Pacific Tea Company, Inc. and its Subsidiaries, and any successor thereto.

     “Date of Grant” means, with respect to any Director Option or Director Unit, the date on which such Director Option or Director Unit is granted to a Non-Employee Director.

     “Director Option” means a right to purchase shares of Common Stock granted to a Non-Employee Director pursuant to Section 6 hereof.

     “Director Unit” means a restricted stock unit granted to a Non-Employee Director pursuant to Section 8 hereof.

     “Effective Date” means the effective date of the Plan provided for in Section 10 below.

     “Fair Market Value” means, with respect to a share of Common Stock, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Board, and according to the following, as applicable:

     (i)      If the Common Stock is quoted on the New York Stock Exchange (the “NYSE”), in the absence of any alternative valuation methodology approved by the Board, the Fair Market Value of a share of Common Stock shall equal the per share closing price quoted on the day immediately prior to the date of grant as reported in the transactions index of each such exchange, as published in The Wall Street Journal, or, if no closing price was quoted in any such index for such date, then as of the next preceding date on which such a closing price was quoted;

     (ii)     If the Common Stock is not quoted on the NYSE, but is publicly traded on another national securities exchange or quoted on an automated system, the Fair Market Value of a share of Common Stock shall equal the per share closing price quoted on the day immediately prior to the date of grant as reported in the transactions index of each such exchange or automated system, as published in The Wall Street Journal, or, if no closing price was quoted in any such index for such date, then as of the next preceding date on which such a closing price was quoted; and

     (iii)      If the Common Stock is not publicly traded on a national securities exchange or quoted on the NASDAQ National Market or any other automated system, the Fair Market Value of a share of Common Stock shall be reasonably determined in good faith by the Board.

     “Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries and who is an “Independent Director” as such term (or any replacement term) is used under the rules and listing standards of the NASDAQ National Market or any other applicable market or exchange on which the Common Stock is then listed.

     “Pathmark” means Pathmark Stores, Inc., a Delaware corporation, or any successor thereto, and its Subsidiaries.

     “Permanent Disability” means a physical or mental impairment rendering a Non-Employee Director substantially unable to function as a member of the Board for any period of six consecutive months. Any dispute as to whether a Non-Employee Director is Permanently Disabled shall be resolved by a physician mutually acceptable to the Non-Employee Director and the Company, whose decision shall be final and binding upon the Non-Employee Director and the Company.

     “Person” means any individual, firm, corporation, partnership or other entity.

     “Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Board designates as a Subsidiary for purposes of the Plan.

3.      Administration

     (a)      Administration by the Board. The Plan shall be administered by the Board, which may adopt rules and regulations it considers necessary or appropriate to carry out the Plan’s purposes. The Board’s interpretation and construction of any Plan provision shall be final and conclusive. The Board may, but need not, from time to time delegate some or all of its authority under the Plan to a committee consisting of one or more members of the Board, any such delegation to be subject to the restrictions and limits that the Board specifies at the time of such delegation or thereafter. References in the Plan to the “Board” shall, to the extent consistent with the terms and limitations of any such delegation, be deemed to include a reference to any such committee to which the Board’s authority hereunder has been delegated.

     (b)      Award Certificate. The terms and conditions of each grant of Director Options and Director Units under the Plan shall be embodied in an award agreement or award certificate which shall incorporate the Plan by reference, shall indicate the date on which the

Director Options or Director Units were granted and the number of Director Options or Director Units granted on such date.

4.      Shares Available

     Subject to adjustment as provided in Section 12 hereof, the number of shares of Common Stock that may be issued pursuant to awards under the Plan (the “Section 4 Limit”) shall not exceed, in the aggregate, 780,000 shares. Shares issued under this Plan may be either authorized but unissued shares, treasury shares or any combination thereof. For purposes of determining the number of shares of Common Stock that remain available for issuance, there shall be added back to the Section 4 Limit and again be available under the Plan any shares of Common Stock tendered to pay the exercise price of a Director Option. Either authorized and unissued shares of Common Stock or treasury shares may be delivered pursuant to the Plan.

5.      Eligibility

     Director Options and Director Units shall be granted only to Non-Employee Directors.

6.      Grants of Director Options

     (a)      General. A Director Option shall entitle a Non-Employee Director to purchase a specified number of shares of Common Stock during a specified period at an exercise price per share of Common Stock determined as provided below. Unless otherwise provided by the Board, all Director Options provided for herein shall have the general terms and conditions set forth in Section 7 below.

     (b)      Initial Grants. On the date of the first regularly scheduled meeting of the Board after the Effective Date each Non-Employee Director shall receive Director Options to purchase 3,000 shares of Common Stock. In addition, on the date of the first Annual Meeting after the Effective Date (the “First Annual Meeting”) each Non-Employee Director shall receive Director Options to purchase 12,000 shares of Common Stock. The exercise price per share of Common Stock of each Director Option provided for in this Section 6(b) shall be the Fair Market Value of one share of Common Stock on the Date of Grant.

     (c)      Annual Grants of Director Options. On the date of each Annual Meeting occurring after the First Annual Meeting, each Non-Employee Director shall automatically receive Director Options to purchase 5,000 shares of Common Stock or such other number of shares of Common Stock as may be determined by the Board from time to time; provided that the Non-Employee Director shall continue to serve as a director of the Company after such meeting of the Board; and provided, further, that with respect to a Non-Employee Director who, as of any Annual Meeting, has served on the Board for less than one year, such Non-Employee Director shall receive a pro rated number of Director Options. The exercise price per share of Common Stock of each Director Option provided for in this Section 6(c) shall be the Fair Market Value of one share of Common Stock on the date of the Date of Grant.

     (d)      Grants of Director Options to New Directors. On the date that a Non-Employee Director is initially elected or appointed to the Board, such Non-Employee Director shall receive Director Options to purchase 15,000 shares of Common Stock or such other number of shares of Common Stock as may be determined by the Board from time to time. The exercise price per share of Common Stock of each Director Option provided for in this Section 6(d) shall be the Fair Market Value of one share of Common Stock on the Date of Grant.

7.      General Terms and Conditions of Directors Options

     (a)      Option Term. Each Director Option shall expire on the date of the Annual Meeting held in the fifth calendar year following the date of grant, subject to earlier expiration as provided herein.

     (b)      Vesting; Accelerated Vesting; Effect of Termination of Service.

     (i)      Vesting Generally. Each Director Option shall vest and become exercisable with respect to one-third of the shares of Common Stock subject to such Option (A) if the Date of Grant occurs on the date of an Annual Meeting, on the earlier of the anniversary of the Date of Grant and the date of the Annual Meeting that occur in each of the three calendar years following the Date of Grant, or (B) if the Date of Grant does not occur on the date of an Annual Meeting, on each of the first through third anniversaries of the Date of Grant; provided, in each case, that the Non-Employee Director continues to serve as a member of the Board on the applicable date. Notwithstanding the preceding sentence, all Director Options shall be considered fully vested and exercisable upon the earlier to occur of (X) termination of the Non-Employee Director’s service on the Board by reason of death or Permanent Disability or (Y) a Change in Control.

     (ii)      Exercise Following Termination of Service. Following termination of a Non-Employee Director’s service on the Board, the former Non-Employee Director (or the former Non-Employee Directors’ estate, personal representative or beneficiary, as the case may be) shall have the right, subject to the other terms and conditions hereof, to exercise all Director Options that had vested as of or in connection with the termination of service:

     (A)      at any time within two years after the date of termination of service, if such termination was by reason of death, Permanent Disability or retirement from the Board in accordance with the retirement policy then in effect for Board members, or

     (B)      in all other cases, at any time within one year after the date of termination of service;

subject, in all cases, to earlier expiration of the Director Option pursuant to Section 7(a) above.

     (c)      Notice of Exercise. Subject to the other terms and conditions of the Plan, a Non-Employee Director may exercise all or any portion of a vested Director Option by giving notice of exercise to the Company or its designated agent, provided, however, that no fewer than 10 shares of Common Stock may be purchased upon any exercise of a Director Option unless the number of shares purchased at such time is the total number of shares in respect of which the Director Option is then exercisable, and provided, further, that in no event shall the Option be exercisable for a fractional share. The date of exercise of an Option shall be the later of (i) the date on which the Company or its agent receives such notice or (ii) the date on which the conditions provided in Sections 7(d) and 7(e) below are satisfied.

     (d)      Payment. The exercise price of a Director Option may be paid in cash or previously owned shares or a combination thereof or by any other method approved by the Board.

     (e)      Limitation on Exercise. A Director Option shall not be exercisable unless the Common Stock subject thereto has been registered under the Securities Act of 1933, as amended (the “1933 Act”), and qualified under applicable state “blue sky” laws in connection with the offer and sale thereof, or the Company has determined that an exemption from registration under the 1933 Act and from qualification under such state “blue sky” laws is available.

     (f)      Issuance of Shares. Subject to the foregoing conditions, as soon as is reasonably practicable after its receipt of a proper notice of exercise and payment of the exercise price for the number of shares with respect to which a Director Option is exercised, the Company shall deliver to the exercising Non-Employee Director, at the principal office of the Company or at such other location as may be acceptable to the Company and the Non-Employee Director, one or more stock certificates for the appropriate number of shares of Common Stock issued in connection with such exercise. Such shares shall be fully paid and nonassessable and shall be issued in the name of the Non-Employee Director. Notwithstanding the foregoing, the Board in its discretion may, subject to rules and procedures as it may adopt from time to time, provide Non-Employee Directors with the opportunity to defer receipt of shares of Common Stock issuable upon exercise of Director Options.

     (g)      Change in Control. In the discretion of the Board, the Company may provide for any of the following in the event of a Change in Control:

     (i)      The continuation of Director Options by the Company (if the Company is the surviving corporation);

     (ii)      The assumption of Director Options by the surviving corporation or its parent;

     (iii)      The substitution by the surviving corporation or its parent of stock option(s) for Director Options with substantially the same terms; or

     (iv) The cancellation of Director Options upon payment to the Non-Employee Directors of an amount in cash or cash equivalents equal to (1) the Fair Market Value at the time of the Change in Control of the shares of Common Stock subject to the Director Options, minus (2) the exercise price of the Director Options.

8.      Director Units

     (a)      General. Director Units shall entitle a Non-Employee Director to receive a specified number of shares of Common Stock at a specified time or times or as otherwise provided by the Board, subject to the satisfaction of the conditions to vesting and payment established by the Board and set forth in the applicable award agreement or certificate.

     (b)      Grants. As determined by the Board from time to time, on the date of the first Annual Meeting at or following which the Non-Employee Directors are initially elected or appointed to the Board and/or the date of each Annual Meeting occurring thereafter following which the Non-Employee Director shall continue to serve as a director of the Company, Non-Employee Directors may receive Director Units covering the number of shares of Common Stock determined by the Board.

     (c)      Issuance of Shares. As soon as practicable following the satisfaction of the conditions to vesting and payment of Director Units specified in the applicable award agreement or certificate, the Company shall deliver to the Non-Employee Director one or more stock certificates for the appropriate number of shares of Common Stock. Such shares shall be fully paid and nonassessable and shall be issued in the name of the Non-Employee Director. The Board in its discretion may, subject to such rules and procedures as it may adopt from time to time, provide Non-Employee Directors with the opportunity to defer receipt of shares of Common Stock issuable upon settlement of Director Units.

9.      Transferability

     Director Options and Director Units may not be transferred, pledged, assigned or otherwise disposed of except by will or the laws of descent and distribution or pursuant to a domestic relations order, provided, however, that Director Options may be transferred to a member or members of a Non-Employee Director’s immediate family (as defined below) or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such immediate family members (collectively as “Permitted Transferees”), subject to such rules and procedures as may from time to time be adopted or imposed by the Board. If a Director Option is transferred to a Permitted Transferee, it shall be further transferable only by will or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Non-Employee Director. A Non-Employee Director shall notify the Company in writing prior to any proposed transfer of a Director Option to a Permitted Transferee and shall furnish the Company, upon request, with information concerning such Permitted Transferee’s financial condition and investment experience. For purposes of the Plan, a Non-Employee Director’s “immediate family” means any child, stepchild, grandchild, spouse, son-in-law or daughter-in-law and shall include adoptive relationships; provided, however, that if the Company adopts a different definition of “immediate family” (or similar term) in connection with the transferability of employee stock options awarded to employees of the Company, such definition shall apply, without further action of the Board, to the Plan.

10.      Term

     The Effective Date shall be the date of the approval of the Plan of Reorganization of the Company and its parent companies, assuming the Plan is approved by the stockholders of the Company prior to such date. Unless earlier terminated in accordance with Section 10 below, the Plan shall expire on the date of the Annual Meeting held in 2010. Grants of Director Options and Director Units made in connection with the Annual Meeting held in 2010 shall be the last grants made under the Plan. Expiration of the Plan in connection with the Annual Meeting held in 2010 shall not affect awards of Director Options and Director Units made prior to such Annual Meeting, which awards shall remain outstanding subject to the terms hereof.

11.      Amendments

     The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, including without limitation to amend the provisions for determining the amount of or Directors Options to be issued to a Non-Employee Director, provided, however, that:

     (i)      any amendment which under the requirements of applicable law or stock exchange rule must be approved by the stockholders of the Company shall not be effective unless and until such stockholder approval has been obtained in compliance with such law or rule; and

     (ii)     except as provided in Section 12 below, the Board may not, without the approval of the Company’s stockholders, increase the number of shares available for issuance under the Plan pursuant to Section 4 above or reduce the exercise price of a Director Option.

Subject to Section 17 below, no termination or amendment of the Plan that would adversely affect a Non-Employee Director’s rights under the Plan with respect to any award of Director Options or Director Units made prior to such action shall be effective as to such Non-Employee Director unless he or she consents thereto.

12.      Adjustment of and Changes in Shares

     In the event of any merger, consolidation, recapitalization, reclassification, stock dividend, distribution of property, special cash dividend or other change in corporate structure affecting the shares, the Board, in its discretion, may make (i) such proportionate adjustments as it considers appropriate in the number and kind of shares authorized for issuance hereunder in order to preserve, but not increase, the benefits or potential benefits intended to be made available hereunder and/or (ii) such other adjustments as it deems appropriate. The Board’s determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Non-Employee Directors who receive grants under the Plan.

13.      No Right to Re-election

     Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any of its members for re-election by the Company’s stockholders, nor confer upon any Non-Employee Director the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

14.      Governing Law

     The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

15.      No Restriction on Right of Company to Effect Corporate Changes

     The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

16.      Unfunded Plan

     The Plan is unfunded. Prior to the payment or settlement of Director Options or Director Units, nothing contained herein shall give any non-Employee Director any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock with respect to awards hereunder.

17.      Section 409A

     If any provision of the Plan or any agreement entered into under the Plan causes any person to be subject to the interest and penalties under Section 409A of the Code, such provision shall be modified to maintain, to the maximum extent practicable, the original intent of the provision without violating the requirements of Section 409A of the Code and, notwithstanding any provision in the Plan or any such agreement to the contrary, the Board shall have broad authority to amend the Plan and any such agreement to the extent necessary or desirable to ensure that such person is not subject to the interest and penalties under Section 409A of the Code.

18.      Effect of Merger

     On March 4, 2007, The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation (“A&P”), Sand Merger Corp., a Delaware corporation (“Merger Sub”), and Pathmark Stores, Inc., a Delaware corporation (for purposes of this Section 18, “Pathmark”) entered into an Agreement and Plan of Merger, as amended by that certain Letter Agreement re: Payment for Fractional Shares, dated June 27, 2007, among Pathmark, A&P and Merger Sub (as so amended, the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into Pathmark, with Pathmark as the surviving corporation. No further grants shall be made under the Plan on or after the effective time of the Merger. Any Director Options and Director Units outstanding at the effective time of the Merger shall be cashed out or converted into options to purchase A&P common stock as provided in Section 3.3 of the Merger Agreement. Director Options outstanding at the effective time of the Merger that are converted into options to purchase shares of A&P common stock as provided in Section 3.3 of the Merger Agreement shall otherwise remain in effect following the Merger in accordance with their terms except that (i) they shall be fully vested and exercisable, (ii) they shall be subject to the terms of this amended and restated Plan, and (iii) employment with A&P and its Subsidiaries shall be treated as employment with Pathmark and its Subsidiaries.